PLAN AND AGREEMENT OF MERGER

THIS PLAN AND AGREEMENT OF MERGER (this “Agreement”), dated as of November 19, 2007, is made and entered into by and between DRIFTWOOD VENTURES, INC., a Delaware corporation (“Driftwood-Delaware”), and DRIFTWOOD VENTURES, INC., a Nevada corporation (“Driftwood-Nevada”).

WITNESSETH:

WHEREAS, Driftwood-Delaware is a corporation duly organized and existing under the laws of the State of Delaware, having been incorporated on November 13, 2007;

WHEREAS, Driftwood-Nevada is a corporation duly organized and existing under the laws of the State of Nevada, having been incorporated on February 13, 2003; and

WHEREAS, the Boards of Directors and the stockholders representing at least a majority of the outstanding shares of voting capital stock entitled to vote of Driftwood-Delaware and Driftwood-Nevada have approved this Agreement under which Driftwood-Nevada shall be merged with and into Driftwood-Delaware with Driftwood-Delaware being the surviving corporation (such merger being hereinafter referred to as the “Merger”).

NOW, THEREFORE, in consideration of the premises, the mutual covenants herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree that Driftwood-Nevada shall be merged with and into Driftwood-Delaware on the terms and conditions hereinafter set forth.

ARTICLE I
MERGER

Effective on the later to occur of (i) 12:01 a.m. Central Standard time, on or about December 20, 2007, or (ii) the time the Articles of Merger are accepted for filing in Nevada and the Certificate of Merger is accepted for filing in Delaware (the “Effective Time”), Driftwood-Nevada shall be merged with and into Driftwood-Delaware in accordance with the Delaware General Corporation Law (“DGCL”) and the Nevada General Corporation Law (“NGCL”), and the separate existence of Driftwood-Nevada shall cease and Driftwood-Delaware (hereinafter sometimes referred to as the “Surviving Corporation”) shall continue to exist under the name of Driftwood Ventures, Inc. by virtue of, and shall be governed by, the laws of the State of Delaware. The address of the registered office of the Surviving Corporation in the State of Delaware will be 615 South Dupont Highway, City of Dover, County of Kent. The name of the Surviving Corporation’s registered agent at such address is National Corporate Research, Ltd.

ARTICLE II
CERTIFICATE OF INCORPORATION
OF THE SURVIVING CORPORATION

The Certificate of Incorporation of the Surviving Corporation shall be the Certificate of Incorporation of Driftwood-Delaware without change, as in effect immediately prior to the Effective Time, unless and until thereafter amended as provided by applicable law. A copy of the Certificate of Incorporation of Driftwood-Delaware is attached hereto as Exhibit A.

ARTICLE III
BYLAWS OF THE SURVIVING CORPORATION

The Bylaws of Driftwood-Delaware shall be the Bylaws of the Surviving Corporation as in effect immediately prior to the Effective Time without change, unless and until amended or repealed in accordance with applicable law.

ARTICLE IV
EFFECT OF MERGER ON STOCK
OF CONSTITUENT CORPORATIONS

4.01 At the Effective Time, each authorized share of common stock of Driftwood-Nevada, consisting of 75,000,000 shares of Common Stock, par value $0.001 per share (the “Nevada Common Stock”), of which 5,807,000 shares are, as of the date hereof, issued and outstanding, shall be converted into one (1) share of common stock, par value $0.001 per share, of the Surviving Corporation (the “Delaware Common Stock”).

4.02 At and after the Effective Time, each share of Nevada Common Stock shall be cancelled and retired and, by virtue of the Merger and without further action, shall cease to exist.

4.03 At and after the Effective Time, all documentation which prior to that time evidenced and represented Nevada Common Stock shall be deemed for all purposes to evidence ownership of and to represent those shares of Delaware Common Stock into which the Nevada Common Stock represented by such documentation has been converted as herein provided and shall be so registered on the books and records of Driftwood-Delaware. The registered owner of any outstanding stock certificate evidencing Nevada Common Stock shall, until such certificate shall have been surrendered for transfer or conversion or otherwise accounted for to Driftwood-Delaware or its transfer agent, have and be entitled to exercise any voting and other rights with respect to and to receive any dividend and other distributions upon the shares of Delaware Common Stock evidenced by such outstanding certificate as above provided.

ARTICLE V
CORPORATE EXISTENCE, POWERS AND
LIABILITIES OF SURVIVING CORPORATION

5.01 On the Effective Time, the separate existence of Driftwood-Nevada shall cease and Driftwood-Nevada shall be merged with and into Driftwood-Delaware in accordance with the provisions of this Agreement. Thereafter, the Surviving Corporation shall possess all of the rights, privileges, powers and franchises as well of a public as of a private nature, and shall be subject to all the restrictions, disabilities and duties of Driftwood-Nevada; and all rights, privileges, powers and franchises of Driftwood-Nevada, and all property, real, personal and mixed, and all debts due to each of them on whatever account, as well as stock subscriptions and all other things in action or belonging to Driftwood-Nevada, shall be vested in the Surviving Corporation; and all property, rights, privileges, powers and franchises, and all and every other interest shall be thereafter effectually the property of the Surviving Corporation as they were of Driftwood-Nevada, and the title to any real estate, whether by deed or otherwise, vested in Driftwood-Nevada shall not revert or be in any way impaired by reason of the Merger; but all rights of creditors and all liens upon any property of Driftwood-Nevada shall be preserved unimpaired, and all debts, liabilities and duties shall thenceforth attach to the Surviving Corporation and may be enforced against it to the same extent as if said debts, liabilities and duties had been incurred or contracted by it.

5.02 Driftwood-Nevada agrees that it will execute and deliver (or cause to be executed and delivered) all such deeds, assignments and other instruments, and will take or cause to be taken such further or other action as the Surviving Corporation may deem necessary or desirable in order to vest in and confirm to the Surviving Corporation title to and possession of all the property, rights, privileges, immunities, powers, purposes and franchises, and all and every other interest, of Driftwood-Nevada and otherwise to carry out the intent and purposes of this Agreement.

ARTICLE VI
OFFICERS AND DIRECTORS
OF SURVIVING CORPORATION

At the Effective Time, the officers and directors of Driftwood-Nevada shall become the officers and directors of the Surviving Corporation, and such persons shall hold office in accordance with the Bylaws of the Surviving Corporation or until their respective successors shall have been appointed or elected and qualified.

ARTICLE VII
APPROVAL BY STOCKHOLDERS;
AMENDMENT; EFFECTIVE TIME

7.01 This Agreement and the Merger contemplated hereby are subject to approval by the requisite vote of the stockholders of Driftwood-Nevada in accordance with Nevada law. As promptly as practicable after approval of this Agreement by such stockholders in accordance with applicable law, duly authorized officers of Driftwood-Delaware and Driftwood-Nevada shall make and execute a Certificate of Merger and Articles of Merger or other applicable certificates or documentation effecting this Agreement and shall cause such document or documents to be filed with the Secretaries of State of the States of Delaware and Nevada, respectively, in accordance with the applicable Delaware and Nevada law.

7.02 The respective Boards of Directors of Driftwood-Delaware and Driftwood-Nevada may amend this Agreement at any time prior to the Effective Time, provided that an amendment made subsequent to the approval of the Merger by the stockholders of Driftwood-Nevada shall not (1) alter or change the amount or kind of shares, securities, cash, property or rights to be received in exchange for or on conversion of all or any Nevada Common Stock; (2) alter or change any term of the Certificate of Incorporation of the Surviving Corporation; or (3) alter or change any of the terms and conditions of this Agreement if such alteration or change would adversely affect the holders of any Nevada Common Stock.

ARTICLE VIII
PAYMENT OF FEES AND FRANCHISE TAXES

The Surviving Corporation shall be responsible for the payment of all fees and franchise taxes of Driftwood-Nevada relating to or required to be paid in connection with the Merger.

ARTICLE IX
TERMINATION OF MERGER

This Agreement may be terminated and the Merger abandoned at any time prior to the Effective Time, whether before or after stockholder approval of this Agreement, by the consent of the Board of Directors of Driftwood-Delaware and the Board of Directors of Driftwood-Nevada.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers, all as of the day and year first above written.

DRIFTWOOD VENTURES, INC., a Delaware corporation

By:	/s/ Jay Wolf
Name: Jay Wolf
Title: Chief Operating Officer and Secretary

DRIFTWOOD VENTURES, INC., a Nevada corporation

By:	/s/ Charles Bentz
Name: Charles Bentz
Title: Chief Financial Officer and Treasurer